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                          CERTIFICATE OF INCORPORATION
                                       OF
                                CRUEL WORLD, INC.
                             A DELAWARE CORPORATION


                                    ARTICLE I

         The name of this corporation is Cruel World, Inc.


                                   ARTICLE II

         The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

         The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                                   ARTICLE IV

         This corporation is authorized to issue one class of stock to be designated Common Stock. The total number of shares of Common Stock authorized to be issued is one hundred (100) shares with a par value of $0.001 per share.


                                    ARTICLE V

         The name and mailing address of the incorporator is as follows:

                           Jack Helfand, Esq.
                           c/o Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                           650 Page Mill Road
                           Palo Alto, California  94304-1050


                                   ARTICLE VI

         The corporation is to have perpetual existence.


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                                   ARTICLE VII

         SECTION 1. BOARD OF DIRECTORS. The management of the business and the conduct of the affairs of the corporation shall be vested in the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed in the manner designated in the Bylaws of the corporation.

         SECTION 2. BYLAWS. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

         SECTION 3. ELECTION OF DIRECTORS. Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the corporation shall so provide.

         SECTION 4. CUMULATIVE VOTING RIGHTS. Until a Registration Statement regarding the sale of the Common Stock to the public is declared effective by the Securities and Exchange Commission, stockholders shall be entitled to cumulative voting rights. At all elections of directors of the corporation, each holder of stock or of any class or classes or of a series or series thereof shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such stockholder would be entitled to cast for the election of directors with respect to such stockholder's shares of stock multiplied by the number of directors to be elected, and such stockholder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such stockholder may see fit. As of the date that a Registration Statement regarding the sale of the Common Stock to the public is declared effective by the Securities and Exchange Commission, this Article VII,
Section 4, shall no longer be effective and may be deleted herefrom upon any restatement of this Certificate of Incorporation.


                                  ARTICLE VIII

         SECTION 1. DIRECTOR LIABILITY. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         SECTION 2. INDEMNIFICATION. The corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the corporation or any predecessor of the corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the corporation or any predecessor to the corporation.

         SECTION 3. AMENDMENT OR REPEAL. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this corporation's Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this
Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.


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                                   ARTICLE IX

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.


                                    ARTICLE X

         Vacancies created by the resignation of one or more members of the Board of Directors and newly created directorships, created in accordance with the Bylaws of this corporation, may be filled by the vote of a majority, although less than a quorum, of the directors then in office, or by a sole remaining director.


                                   ARTICLE XI

         Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the corporation.


                                   ARTICLE XII

         The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


         THE UNDERSIGNED, being the incorporator hereinbefore named, for the purposes of forming a corporation pursuant to corporation law of the State of Delaware, does make this certificate, hereby declaring and certifying, under penalties of perjury, that this is my act and deed and the facts herein stated are true, and accordingly, has hereunto set his hand this 28th day of March, 2000.


                                       CRUEL WORLD, INC.
                                       a Delaware corporation



                                       By:      /s/ Jack Helfand
                                            -------------------------
                                                Jack Helfand
                                                Incorporator


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